Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Third Avenue Variable Series Trust - Third Avenue Value Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, "Disclosure of Portfolio Holdings" and “Financial Statements” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

New York, New York

April 21, 2011